Exhibit 10.1

anciara• -erteret Here for good Date: 27th April 2017 Our Flat 10532566 1 CONFICIENTIAL, Majesco Software and Solutions India Private Limited CIN: L17290OGJ2014PTC0131103 HallMark Towers, No. 35(SP), Developed Plot Estate, Guindy, Channel - 600 032 Attention: Mr. Kunal Karam Dear Sirs, We Standard Chartered Bank Incorporated in England with limited liability by Royal Charter 1653 Reference Number ZC18 having its Principal Office In England at 1 Basinghall Avenue, London, EC2V 5DD acting through Its Branch office Inter-04a In India at 19, Rajaji Salal. Chennai 600 001 (the 'Bank') are pleased to offer you the facilities (the 'Facilities") subject 10 the terms and conditions set out in this facility letter (the 'Facility Letter), the Master Credit Terms (Uncommitted), (the 'Agreemenr). Subject to cur right in our absolute discretion to accept the Facility Letter on a later dale, the Facility Letter wig lapse by close of business on the date falling 30 Banking Days after the date of the Facility Letter. for and on behalf of for and on behalf of Standard Chartered Bank Standard Chartered Bank 19, Rajaji Salal, Channel - 600 001 19, Rajaji Salta, Chennal - 600 001 --) Name: Harsha Raheja Nama: Abhlnav Sehgal Title: Relationship Manager Title: Credit Analyst Corporate & Institutional Banking / Commercial Banking Corporate & Institutional Banking / Commercial Banking Fl Sijv-,c,i 4.1xy--e 4 v_r__=1&!,,,, Crascenzo, 3A/F Piot No. C - 38 & 39, G-Block, Bandra Kuria Complex, Mumbai - 400 051. Phone: 91 (0) 22 2675 789 : 47A, CIF Building, 2nd Floor, DLF Cyber City, Sector 24/25/25A, Gurgaon - 122 002. Phone: 91 (0)124 487 6138/608 Raheja Towers, 26.27, M.G. Road, Bangalore - 560 001. Phone: 91 (0) BO 2559 9292 Fax: 91 (0)80 2559 9255 : 19, Netair Subhas Road, Kolkata - 700 001. Phone: 91 (0) 33 2222 0191/0433 Fax: 91 (0)33 2222 0206 : 19, Rajaii Salai, Chennai - 600 001. Phone: 91 (0) 44 25,34 9146 Fax: 91 (0) 44 2534 9184 • 6-3-1090, Raj Bhavan Road, Somajiguda,l-tyduabad - 500 082. Phone: 91 (0)40 2339 7197 Fax: 91 (0) 40 2339 7008 : Athijeat II, Ground Floor, Near Mithakali Six Roads, Ahmedabad - 380 006. Phone: 91 (0) 79 4007 0886 Fax: 91 (0) 79 4007 0881 soli lid SOMNARE AND SWIMS INDIA PVT, LTD, • 4, 0.) Dive& lAtithaind Sightory C' -‘72 • Credit Documentation Unit N Standard Chartered Bank Mumbai :zKolkata hennaj yderabad /Ahmedabad Dardard Chatered Sark b Incorporated In Enceand with Itssitrid liablEly by Royal Charter 11153 Relerancei Number ZC 18 The Piled* Circe at MO Company is sausied in Enigicid at 7 Elaalrighal Arent*, tracsisci, EC21/ SDO Mao:lard Chatered Bank is auacrised by !ha Prudential Regulation Authority end regulated by the Pinierided Condtc-t ilailicosity and Pnicianiial Rectiteli:n Autrot 4.

Facility Letter (Uncommitted) — India We accept your offer to make available to us each Rackity described in the Agreement and agree to be bound by the terms of the Agreement for and on behalf of Mapieta Software and Solutions India Private Limited 11"- V 4 Name: P Me: J14/W91-4Te nett))))) Nit ge_cA I j v." s v.) A Pursuant to the Resolution of Its Boarp ofi.DIrectors c"- passed In their meeting held on RN 4(11T., the Common < Seal of Majesco Software and Solutions India Private Limited has been affixed In the presence of Director/s of the LArirg1041/0- 4c14X Majesco Software and Solutions India Private Limited, who hasfhave In '<token thereof signed this Facility Letter 4914—V Place: alkiani W 4 Date: q/ch. 1. Borrower(s) 1.1 The entities listed in column (1) of the table below will be referred to as the 'Borrowers' and each a 'Borrower'. 1,2 Each Borrower will enter or accede to the Agreement. fm JEICO SWORE AND SOLUTIONS INDIA PITT LTD. fvf—e—r1-4_ Dint lAuborised Signaler? (1 Name of company-and company/ registration number Majesco Software and Solutions India Privet-Limited CIN: U729006J2014PTC0131103 India MNDC P-136 Millenium Business Park Mahepe Nevi Mumbal, Maharashtra 400710 (2 Jurisdiction of incorporatio

Facility Letter (Uncommitted) — India 2. Facilities 2,1 General Banking Facilities (a) Designated Facility Limits and Designated Sub-limits) (2) Type( of FacIlr 1. Export Invoice Financing Facility Fac li imit(s)Borrowers) INR 200.000,000/- Unit Type: Outer and Sutelimit(s), applicable Majesco Software end Solutions India Private United la. Overdraft Facility (INR 20000,000/-) Limit Type: Inner Majesco Software and Solutions India Private Limited lb. Overdraft Facility (INR 10,000,0001-) Limit Type: Inner Majesco Software and Solutions India Private Limited lc. Short term loans Facility (INR 20,000,000/-) Limit Type: Inner Majesco Software end Solutions India Private Limited Id. Bands Guarantees (INR 40,000,0001-) Limit Type: Inner Majesco Software end Solutions India Private Limited to. Pre shipment Financing Under Export Orders Facility (INR 200,000,6000 Limit Type: Inner Majesco Software and Solutions India Private Limited Total Facility Limits INR 200,000,000/- (a) Designated Combined Facility Limits 3. Pricing and Conditions Any reference to a Borrower under this section Is a reference to each Borrower of the relevant Facility specified in Clause 2 (Facilities) of the Facility Letter klAECO SOFTWARE AND SOLUTIONS MIA KM. NicoAP Rector; Authorised Signatory Type(s) of Feel); signated Cornb d FacilltY Lind Combined facility 1 and its sub limits INR 200,000,000/- sand conditions Currency. INR purprtert: For financing the Borrowers sale of goods to its buyer. es evidenced by the Borrower's Invoice to the buyer Tenor: Maximum up to 90 days I erest. MCLR plus applicable Margin. Interest to accrue from the utilisation date to the date of repayment or prepayment of that utilisation.. Margin: As may be agreed with the Bank at the time of drawdown. Applicable Benchmark: As agreed with the Bank at the time of drawdown In accordance with th below: Tenor MCLR to be used Up to 89 days 90 — 179 days 1 month MCLR 3 months MCLR 180 — 364 days (12 months 6 months MCLR

Type(s) of Facile Export Invoice Financing Facility condilioris aCI MCLR as on date of disbursement shall apply until repayment. Specific Terms and Conditions: • Security - First Pad Passu Charge over the current assets. • Payment of invoice on due date can be recovered by debiting customer account. • Document: Original Invoice 0.ffkor Conditions (applicable for all limits): • The Borrower to route quarterly collectionstpayments/Irrvestments through Standard Chartered Bank In proportion to Standard Chartered Bank share In working capital limits of MSSIPL • Related party transactions for export invoice financing not allowed. 1a. Overdraft Facility Currency: INA Purpose: For the purpose of working capital Tenor Maximum up to 1 day Applicable Benchmark 1 month MCLR MCLR Reset Fleouencr. Monthly (as on date of publication on Bank's website). MCLR as on date of disbursement shall apply until reset. Interest MCLR plus applicable Margin Interest shall accrue from the date of draw down up to the respective due dates, payable monthly in arrears. Specific Terms and Conditions: • Security: First Pari passu charge over current assets • Facilityl a, lb and lc ea INFI 20,000,000/-. • Repayment through operating cash flows. Currency: INR Purpose: For the purpose of working capital Tenor: Maximum up to I day Arolicatde Benchmark', i month MCLR MCLR Reset Frequency: Monthly (as on date of publication on Bank's website). MCLR as on date of disbursement shall apply until reset. Interest MCLA plus applicable Margin Interest shall accrue from the date of draw down up to the respective due dates, payable monthly In arrears. lb. Overdraft Facility FCE PAJEKA SOFTWARE AND SOLUTIONS INDIA PVT. LTD, Directs I Auktisivi Signatory r)

Facility Letter (Uncommitted) — India Sneciffc Terms and Conditions: • The limit to be utilised for funding transactions with Medium, Smell & Micro Enterprises • Facilityl a, lb and lc <=1NR 20,000.000/-. • Repayment through operating cash flows. lc. Short term loans Facility Currency INR Purport: For the purpose of working capital Tenor: Maximum up to 90 days interact MCLR plus applicable Margin for all utilise-lions under this Facility payable on the last day of each Month of the Term. Interest shall be calculated from the utilisation date to the data of repayment or prepayment of that utilisation Applicable Benchmark As agreed with the Bank at the time of drawdown in accordance with the below: Tenor MCLR to be used Up to 89 days 1 month MCLR 90 — 179 days 3 months MCLR 180 — 364 days (12 months 8 months MCLR MCLR as on date of disbursement shall apply until repayment. Specific Terme and Conditiont: • Working capital demand loan (VVCDL): For working capital purpose • Security First Pad passu charge over current assets • Facilityl a, lb and lc a INR 20,000.0001-. • Repayment through operating cash flows ld. Bonds and Guarantees Currency: INR Purpose: Issuance of guarantees ('Guarantees') Terror: Maximum up to 3 years. Commissions: As agreed with the bank from time to time Specific Terms and Conditions: • Security: First Pad passu charge over current assets. Is, Pre shipment Financing Under Currency: INR Export Orders Facility Purpose: Pre-shipment financing covering the purchase of raw material, prrrnssing , packing, transportation, warehousing and other expenses and overheads Incurred by the Borrower to ready gnrde for sale. Tenor Maximum up to 90 days

icilii.EXO SOMME AND SOLUTIONS MA PVT. LTD. \k,tuiilt, MEW /Authorised Signatory rid COndition 4. Fees The Bank reserves the right to levy the following penal charges on the occurrence of any of the following events: Fe IKESCO SOFTWARE AND SOLUDOIIS NIA PVT. LTD. \IA-4"-frit Not !Authorised Signatory end conditions Interest MCLR plus applicable Margin. Interest to accrue from the utilisation date to the date of repayment or prepayment of that utilisation.. Applicable Benchmark. As agreed with the Bank at the time of drawdown in accordance with th below Tenor MCLR to be used Up to 89 days 1 month MCLR 90 — 179 days 3 months MCLR 180 — 364 days (12 months 6 months MCLR MCLR es on date of disbursement shell apply until repayment. Specific Terms and Condition?: • Pre shipment finance can be granted against purchase of trade related merchandise upto 100% of Freight on Board value of exports /deemed exports. • Multicurrency funding allowed under this facility. • Repayment: Lodgement of Stifles or STPI certificate or other Transaction level documents applicable In case of Software exports/ RemIttances of customer, Continuing Conditions • Running Pre-shipment credit granted for 100% of the Freight on Board value of export orders. • To be disbursed on the basis of customer request or Customer Undertaking or Contract Copy or any other document acceptable to the bank. • Disbursal as per RBI guidelines • Copy of Invoice/Order/Contract/Bill to be submitted within 30 days of disbursement of Packing Credit. INR amuse/. payable on the date of the Agreement, and any other handling fee to be agreed and payable on each anniversary of the date of the Agreement as long as any Facility remains available to a Borrower or the Bank has any claim, actual or contingent, against a Borrower in respect of any Facility. Fee: 1. Delay / non submission of stock and hook-debt statements 2. Delay/ non submission of renewed / additional Insurance cover on security 3. Delay / non submission of documents required for security perfection 4. Delay / non submission of details on Unhedged Foreign Currency Exposure (UFCE) (quarterly as well as annual audited) 5. 6. Breech of Covenants Penalty of INR 100,000/• per Instance (submission beyond 30th day of the succeeding month or agreed timelines) Penalty of INR 25,000/• per instance from the date of expiry of the Insurance policy (where cover note has not been provided) or shortfall In cover. Penalty of 1% p.a. on the sanctioned facility amount wef the date of expiry of the mutually agreed time till such the time the security is perfected Penalty equivalent to the capital provisioning requirec(submIsslon of quarterly details beyond 90th day from end of previous quarter) Penalty of 1% of the amount outstanding at the end of the month in which the covenant breach is advised to or identified by the bank, under the facility In respect of which such breach has occurred.

Facility Letter (Uncommitted) – India

The right of the Bank to claim penalty as mentioned above is discretionary and the Bank reserves the right to add any other event/ charges which (in its opinion) it considers necessary. It shall be an obligation on the Borrower to pay the penal charges to the Bank on the occurrence of any such event.

Further, it should be noted that the levy of the above penalty shall not construe condonation or waiver by the Bank of the related delays / breaches, and shall not preclude the bank from exercising any of it's rights as a lender, including those set out in it's Banking Facility Letter."

5. Market Disruption

If a Market Disruption Event occurs, the rate of interest of that Facility will be the rate per annum which is the aggregate of:

(a) the margin of that Facility as specified in Clause 3 (*Pricing and Conditions*) of the Facility Letter or otherwise agreed between the Bank and the relevant Borrower; and

(b) the rate which expresses as a percentage rate per annum of the Bank's cost of funding that utilisation from whatever source the Bank may reasonably select, and if any such percentage rate is below zero then such percentage rate shall be deemed to be zero.

"Market Disruption Event" means:

(a) at or about noon on the Quotation Day the Screen Rate is not available or is zero or negative, or reasonable and adequate means do not exist for ascertaining LIBOR or any other interbank offered rate ("IBOR") or benchmark interest rate the Prime Rate (as the case may be);

(b) matching deposits are not readily available in the relevant interbank market; or

(c) before close of business in the principal city of the relevant interbank market on the Quotation Day, the cost to the Bank of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR or any other IBOR or benchmark interest rate / the Prime Rate (as the case may be).

"Quotation Day" means for any period for which an interest rate is to be determined two Banking Days before the first day of that period (as the case may be), or such other period which the Bank decides accords with market practice in the relevant interbank market.

"Screen Rate" means the standard market interest rate for the relevant currency and period displayed on the relevant page of the on-line electronic information service which for the time being the Bank normally uses for obtaining LIBOR or any other IBOR or benchmark interest rate / the Prime Rate (as the case may be).

6. Contact Details

6.1 Contact details for the Bank

Queries on	Name	Telephone No. Fax No. Email
(Option 1) Execution of bank documents	Mr. R. Nagasubramanian, Manager, Credit Risk Control	044-25349038 / Ramachandran.Nagasubramanian@sc.com
Banking arrangements	Mr. Abhinav Sehgal	+91 44 30449376 Abhinav.sehgal@sc.com

6.2 Contact details for the Designated Borrower and the other Borrowers

Name and Address	Telephone No. Fax No. Email
Majesco Software and Solutions India Private Limited HallMark Towers, No. 35(SP), Developed Plot Estate, Guindy, Chennai - 600 032	Telephone No. 022 6150 1800 Fax No. — Email kunal.karan@majesco.com

CLIENT INITIAL | STAMP

Standard Chartered Bank Credit Risk Control

For MAJESCO SOFTWARE AND SOLUTIONS INDIA PVT. LTD.

Director / Authorised Signatory

7. Liability The Principal Borrower will be liable as a primary debtor to the Bank for all sums payable or owing under the Facilities (whether it is Incurred directly by the Principal Borrower or not). 7. Definitions 8.1 In the Agreement, unless the context otherwise requires: "Approved Security" I. or time. means for ! the following: Facility Limit : - Ranking of charge and - Description of security (including lender/chargeo)-or Guarantees- Part Passu Charge over the current assets of the company Maximum amoOnt Secured-- INR 200,000,000/- (Covering all facilities) Obligor Majesco Software and Solutions India Private Limited such IINR Fixed Deposits from Majesco Ltd equivalent to 25% of the limits disbursed to be obtained 200,000,000/- (Covering ail facilities) Majesco Ltd other securities as advised in writing by the Borrower and approved In witting by the Bank tram lime to "Banking Day" means a day (other than a Saturday or Sunday) on which banks are open for general business In Chennal "Conditions Precedent" means the following documents and evidence (both in form and substance) satisfactory to the Bank: (a) certified copies of each Borrower's constitutional documents; (b) certified copy of the board resolution of each Borrower approving the acceptance of each Finance Document (or the equivalent document evidencing such approval available In the relevant jurisdiction) and a certified copy of the names and specimen signatures of alt persons authorised to sign the Finance Documents and any notices arid other documents required in connection with the Finance Documents; (c} each of the Finance Documents duly executed by the parties thereto; (d) any documentation or other evidence which is reasonably requested by It for the purpose of any 'know your customer' requirements; (e) Accepted Banking Facility Letter (f) Resolution Ws 180 1(c) along wtth auditors certificate(If applicable) (g) Demand Promissory Note for INR 200,000,000/- (h) (i) Letter of Continuity for DP Note for INR 200,000,000/- (j) (1) Bank Guarantee Indemnity for INR 40,000,000/- (j) Packing Credit Undertaking cum indemnity for INR 200,000,000/- (k) (l) Post-shipment Undertaking cum Indemnity for INR 200,000,000/- (m) (1) Certified true copy of the Constitutional document of Majesco Ltd (j) Board Resolution from Majesco Ltd. "Default Rate" means 2 per cent per annum over and above applicable, or such rate as advised by the Bank to the Borrower from time to time. "Foreign Currency" means any currency other than the Local Currency. "General Trade Terms" means the terms and conditions applicable from lime to time to the Bank's provision of trade finance services to each Borrower. "Jurisdiction" India Fa ALTO MIME AND SOLUDOWS CIA PVT. LTD, nimbi Authorisod Signatory

Facility Letter (Uncommitted) - India "Large Cash Withdrawal Threshold Amount' means INR 500,000/- "Master Credit Terms (Uncommitted)* means the standard credit terms and conditions applicable from time to time for the Bank's provision of any uncommitted and on-demand credit facility to each Borrower. "MCLR" means Marginal Cost of Funds based Lending Rate. "Parent" Not Applicable "Principal Borrower" (see Clause 8.2 of the Facility Letter) will be Majesco Software and Solutions India Private Limited 'Security Documents" the In a means form Bank respect each of the documents given or to be given by any Borrower and any other document creating or granting any Security of the obligations of all or any of the Borrowers under the and substance satisfactory to the Bank; Description.- Unattested Memorandum of Hypothecation Agreement Identified below Interest in favour Finance Documents, Majesco Software Solutions India Limited ,Obligor in favour of of the Bank each in and Private Pari-passu letters from existing charge holders Majesco Software and Solutions India Private Limited ROC Search Report Majesco Software and Solutions India Private Limited CHO 1 Majesco Software and Solutions India Private Limited Majesco Ud Certificate of Registration Majesco Software and Solutions India Private Limited Majesco Ltd CERSAI Majesco Software and Solutions India Private Limited Letter of Set-off Majesco Ltd "Standard Terms' means the terms and conditions applicable from time to time to the Bank's provision of wholesale banking services to each Borrower. "Spot Rate" means at any date the Bank's spot rate of exchange for the purchase of the relevant currency In the India foreign exchange market at around 11:00 am India time using the Local Currency for the relevant Facility. "Trade Service Supplement" means each of the following: (a) the export financing trade service supplement; (b) the Import financing trade service supplement; (c) the issuance of LC or back-to-back LC trade service supplement: (d) the SBLC or guarantee issuance trade service supplement; (a) the transfer of LC trade service supplement; (I) the shipping guarantee trade service supplement (g) the Doc Prep trade service supplement

ForkteCO SOFTWOREMDSOLUTIONS INDIA PY1. LTD. e-vr-emts Vtuast Director lAuktioad Sigatory 9. Additional Conditions Additional rept atIons, Clause 4 0 h st r Cred Terms (Uncommitted Governing law and enforcement (a) The choice of governing law of each Finance Document will be recognised and enforced in the relevant Obligors jurisdiction o Incorporation, (b) Any judgment obtained In the courts which the parties to a Finance Document have conferred jurisdiction on to settle disputes Ir relation to that Finance Document will be recognised and enforced In the relevant Obligors jurisdiction of Incorporation. 9 Additionatundertaklage, Clause the Maste Credit,Terma Uncommitted); Security cover: Each Borrower must at all times comply with the security cover ratios specified in the Facility Letter or as notified by the Bank to the Borrower(s) from time to time, If any of the security cover ratios at any time falls below the required level, the relevant Borrower must provide additional security acceptable to the Bank and/or reduce the relevant outstanding In order to comply with the relevant requirements within the time limit Imposed by the Bank from time to time. (b) Regulatory disclosure — CIBIL- By acceptance of this Facility Letter, each Borrower hereby affirms that the Credit Information Bureau (India) Limited and/or any other agency so authorised by the Reserve Bark of India, may use and process the said information and data disclosed by the Bank to them, in the manner as deemed fit by Credit Information Bureau (India) Limited and/or such agency. Further, Each Borrower also confirms and permits the Credit Information Bureau (India) Limited and/or any other agency so authorised to furnish for consideration the processed Information and data or product thereof prepared by them to the banks/financial Institutions and/or any other credit grantors or registered users as may be specified by the Reserve Bank of India In this behalf. (c) The Borrower agrees that, In accordance with the provisions of the Reserve Bank of Indle circular on "Framework for Revitalising Distressed Assets In the Economy — Guidelines on Joint Lenders Forum and Corrective Action Plan", the Bank shall be entitled to identify Incipient stress in any Borrowers accounts held with it and pursuant thereto, create different sub categories of such accounts. The Borrower agrees that the Bank shall report credit Information of such Borrowers who have an aggregate fund based and non fund based exposure above the limit as so specified by the Reserve Bank of India, from time to time, to the Central Repository of Information on Large Credits (TALC). The Borrower also affirms that the Bank shall be entitled to refer accounts having an aggregate exposure above the prescribed parameters to the Joint Lenders Forum ('JLF"), to be set up in accordance with the provisions as so prescribed by the Reserve Bark of India, in order that the JLF can explore the possibility of suggesting a Corrective action Plan ("CAP") for such accounts. The Borrower agrees that it shell be bound to comply with the solutions that are set out by JLF, including the option of rectification, restructuring, recovery or any other action as so suggested by JLF. (d) The Borrower agrees that the Bank shell receive details of the "Unhedged Foreign Currency Exposure" of the Customer, es prescribed by the Reserve Bank of India and the Bank, from time to time, (I) In such form and manner (ii) at such Intervals and (ill) to be calculated on the basis of such parameters as so communicated by the Bank from time to time (e) With a view to monitoring the and-use of funds, In the event the Bank desires a specific certification from the Borrowers' auditors regarding diversion / siphoning of funds by the Borrower, the Bank shall have the right to award a separate mandate to the Borrowers auditors for this purpose. The cost of such audit shall be to the Borrowers account. 0) The Borrower agrees that, in accordance with the provisions of the RBI circular dated June 5, 2015 on 'Strategic Debt Restructuring Scheme" (as amended from time to time) ("SDR Scheme"), each Lender shall be entitled to convert their outstanding Secured Obligations into fully paid up equity shares of the Borrower at a price and on terms in accordance with the SDR Scheme. The Borrower also affirms to forthwith take all actions, Including procuring necessary corporate and shareholders authorisations as may be required for the purpose of implementing the SDR Scheme. The Borrowers shall take all actions necessary Including obtaining any Authorisations and approvals from its Board or any Government Agency for such conversion, If any. 9 Util sa on-Specific Conditions Precedent", Clause 2.2 (c) of the Master Credit Term uncommitted) If so required by the Bank and/ o under applicable law and regulation, the Borrower shall forthwith provide to the Bank, and within such time period as the Bank may specify/ require: Q) Copies/ certified true copies of or if the Bank so requires, summaries of the commercial Invoices to be financed by the Bank ( the original Invoices to be financed by the Bank being referred to as 'Invoices' and the summaries of the Invoices, being referred to as "Invoice Summaries'), in such form as the Bank may specify; (11) If applicable, copies/ certified true copies of , or if the Bank so requires, summaries of the proforma Invoices or purchase orders (the original proforma invoice(s), and/ or purchase order(s) to be financed by the Bank, being referred to as "Proforma Invoice(s)' and the summaries of the Proforma Invoice(s) being referred to as 'Profane Invoice Summaries") in such form as the Bank as may specify; Qil) Copies/ certified true copies of/ reasonable evidence of delivery of the goods/ services which are the subject of any involca(s) or Proforma invoice(s) (such evidence/copies being referred to collectively as "Transport Documents"); RI WESCO SOFTWARE AND SOLUTIONS INDIA PVT. LTD. DirectorlAullonsed Signatory

Facility Letter (Uncommitted) — India FtilikEt0 SOFT ARE AND SC/LIMAS INDIA PVILTD, Oita; I hiSorisod *story (iv) For audit /inspection by the Bank, the originals of the Invoice(s), Proforma Invoice(s), and of the Transport Document(s); (v) Other confirmations, declarations and undertakings as may be required under applicable law and regulation in relation to the Facility, and In such form as the Bank may specify from time to time, Including but not limited to undertakings In the Bank's favour, If necessary, certifying that no financing has been sought by the Borrower on the basis of/ reliance on the Trade Documents (defined herelnbelow), from any other banks' or financial institutions. (the Invoices, Summaries, Proforma Involce(s), Proforma Summaries and the Transport Documents being collectively referred to as `Trade Documents')" It is clarified that Customer's covenants and undertakings In sub-clauses 9.4 and 9.5 above are continuing covenants and the Customer represents that the same are and shell be true on each date of presentment of the Invoices. 9 Cl5Uses,to be added, Clause 16.3 of the Master Credit Terms (Unco ted) Utilisation If the Borrower wishes to utilise a Facility, the Borrower (i) shall deliver to the Bank a duly completed and signed utilisation request (in a form and through means acceptable to the Bank) as per annexed format; and (11) must satisfy the requirements set out in the Agreement as applicable to that Facility. (b) Interest for Facility drawn In Indian Rupee. (I) Interest: The Customer shall pay commission, Interest and other charges to the Bank In relation to the Facility as may be notified by the Bank from time to time. (11) The Interest Rate for the Facility shall be calculated with reference to the MCLR. The Interest Rate shall comprise of the MCLR plus Margin (as may be agreed with the Bank from time to time). The MCLR shall be posted on Bank's website www.standardchartered.coln. (Ili) The MCLR may be reviewed by the Bank at Intervals as stipulated by Reserve Bank of India or as per its intemal policy and any change in the MCLR shall be notified by the Bank through its website, account statements or its branches or such other medium as the Bank may consider appropriate. (iv) In case the working capital demand loan ("WCDL") or term loan ("farm Loan') is to be drawn down In trenches, then the applicable interest Rate payable on (I) each trencher amount of WCDL or (11) Term Loan drawn down will be notified through account statements to be sent to the Customer or advised in writing by the Bank to the Customer on the date of drawdown of the respective tranche. The Interest Rate for the respective tranche will remain unchanged for the tenor of the respective tranche, irrespective of any change in the MCLR during that period. (v) In case of overdrafts, the applicable Interest Rate will be notified through account statements to be sent to the Customer or advised in writing to the Customer from time to time. The Interest Rate shell be subject to variation from time to time. The Interest rate will be based on the Bank's MCLR on the date of overdrawing and the applicable margin. (vi) Interest will be debited monthly and If unpaid, capitalized to the outstanding principal amount then outstanding. Interest will accrue on a dairy basis end be calculated on the basis of 365 days a year or as may be advised by the Bank to the Customer. (c) Interest (for Facility drawn down in currency other than Indian rupees): (1) Calculation of Interest: The rate of Interest will comprise of margin and LIBOR. (II) LIBOR in respect of a particular period and In relation to Utilisation made under the Facility In respect of which an Interest rate is to be determined pursuant to the Facility Agreement, means: (A) the percentage rate per annum for deposits for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Bank (or such other page(s) as the Bank shall nominate instead for the purpose of displaying offered rates of leading banks for London inter-bank deposits in the relevant currency as aforesaid) et or about 11,00 am, en the applicable Rate Axing Day; or (B) II a Market Disruption Event has occurred, the rate determined by the Bank on the basis of any other price source the Bank considers appropriate. (d) Other Services As long as any sum remains owing under any Facility, if the Customer wishes to engage any person to provide transaction banking products and services including cash management services, trade services, trade finance, custodial services, fund administration and escrow services (Services"). the Customer shall enter Into good faith negotiations end shall give the Bank or its affiliate the right of first refusal to provide such Service to the Customer. The Services shall be offered by the Bank at competitive rates prevailing in the market at that time and shall be subject to terms and conditions to be mutually agreed between the nigtomer and the Bank, Provided that the foregoing shall not be deemed as a waiver by the Customer of its rights or restriction on the Customer Clauses to be deleterJ, Clause 16.3 oft Not Applicable dit Terms (Uncommitted

Facility Letter (Uncommitted) — India to access the market or any other bank, financial Institution or service provider In respect of the said Services. (e) Multiple Banking Arrangement The Facilities are available only In multiple banking with other banks as per the multiple banking arrangements agreed upon between the Customer end the various banks under the multiple banking arrangement. The Bank reserves the right to cancel or withdraw the Facility at its own discretion In case the facilities or any part thereof is/ ere cancelled or withdrawn by any other bank(s) In the multiple banking arrangement. Clauses to be amended, Clauselt3 of the Ma"ster,Credit>Ti Not Applicable rr s (Uncom ANNEX to FACILITY Lb I t ER — Utlisation Request format riESE111311=111 ForilkEt0 SOFTWARE AID SOLUTIONS NDIAPVT.LTD. La—t. DIractoribtalisiSignatoq